EXHIBIT 21
Subsidiaries of ESS Technology, Inc.
•	ESS Technology Holdings, Inc. — California

•	ESS Technology International, Inc. — Cayman Islands

•	ESS British Columbia Holdings, Inc. (formerly known as Silicon Analog Systems Corporation) — British Columbia

•	ESS (Far East) Ltd. — Hong Kong

•	ESS Technology International (Korea) Ltd. — Korea

•	ESS KK (inactive) — Japan

•	ESS Electronics Technology (Shenzhen) Co., Ltd. — China

•	ESS Electronics Technology (Beijing) Co., Ltd. (inactive) — China

•	Pictos Technologies, Inc. — Delaware

•	Zing Network, Inc — California

•	Zing Networks Ltd. (formerly known as Pix.com, Ltd.) — Israel

•	Divio, Inc. — California